UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

VERSO CORPORATION
(Name of Registrant as Specified In Its Charter)
Not Applicable (Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

This filing contains the following communication, which was distributed by Verso Corporation on January 31, 2020:

1.	Joint Press Release, dated January 31, 2020

VERSO, ATLAS AND BLUE WOLF ANNOUNCE AGREEMENT

TO END PROXY CONTEST

MIAMISBURG, Ohio and GREENWICH, Conn., Jan. 31, 2020 /PRNewswire/ – Verso Corporation (NYSE: VRS) (the “Company”) and Lapetus Capital II LLC (together with its affiliates, including Atlas Holdings LLC, “Atlas”) and Blue Wolf Capital Advisors IV, LLC (“Blue Wolf”) and their respective affiliates, today announced that they have reached an agreement to settle the pending proxy contest with respect to the Company’s 2019 Annual Meeting of Stockholders (the “Annual Meeting”) and certain other matters.

Pursuant to the cooperation agreement (the “Cooperation Agreement”), the Company, Atlas and Blue Wolf have agreed to take all action necessary for the Board to consist of the following individuals immediately subsequent to the Annual Meeting: Sean T. Erwin, Jeffrey E. Kirt and Marvin Cooper (the “Investor Nominees”); Dr. Robert K. Beckler, Randy Nebel and Nancy M. Taylor (the “Company Nominees”); and Adam St. John (the “Executive Director”). Mr. Erwin will be appointed Chairman of the Board.

As part of the Cooperation Agreement, Paula H. J. Cholmondeley, Steven Scheiwe, Jay Shuster and Timothy Lowe have agreed to not stand for election at the Annual Meeting. Despite Ms. Cholmondeley and Mr. Lowe enjoying widespread support for election to the Board, each agreed to withdraw their candidacy so as to facilitate the Cooperation Agreement reached between the parties. Mr. Lowe agreed, at Atlas’ request, to withdraw his candidacy to allow him to continue in his current active Operating Partner role with Atlas and he will be available to Verso should they seek his pulp and paper industry expertise in the days ahead. In addition, immediately following the Annual Meeting, Marvin Cooper will be appointed to the Board.

In addition, pursuant to the Cooperation Agreement, Atlas and Blue Wolf have agreed to vote "FOR" the Company's pending sale of its Androscoggin and Stevens Point mills to Pixelle Specialty Solutions LLC (the "Pixelle Transaction").

“We are pleased to have reached an agreement with Atlas and Blue Wolf that is in the best interests of Verso’s stockholders, and we look forward to welcoming Sean Erwin, Jeff Kirt and Marvin Cooper to the Company’s Board,” said current Chief Executive Officer, Adam St. John.

Timothy Fazio, co-founder and managing partner of Atlas, and Adam Blumenthal, founder and managing partner of Blue Wolf Capital Partners LLC, jointly stated, “We are pleased to have reached this resolution with Verso, which is the result of collaborative dialogue and intensive engagement with the Company. Marvin Cooper, Sean Erwin and Jeff Kirt are highly qualified public company directors and will provide valuable perspectives to the Verso Board, and together with the existing members, we are confident that the Board will be able to effectively oversee management’s efforts to best position Verso for continued growth and value creation. We thank Alan Carr, Gene Davis, Steve Scheiwe and Jay Shuster for their leadership and guidance and shepherding of the Pixelle transaction. We are excited to see where the newly reconstituted Board takes the Company in terms of unlocking significant potential and value at the Company.”

“We are pleased to have reached this agreement and appreciate the constructive input we have received from Atlas and Blue Wolf,” said Dr. Beckler, Mr. Nebel and Ms. Taylor. “On behalf of the entire Board, we want to thank Alan, Gene, Steve and Jay for their many contributions to Verso since 2016. The Company has benefitted greatly from their collective guidance and perspective, and we wish them all the best in their future endeavors. Looking ahead, we look forward to working with Sean, Jeff and Marvin to successfully consummate the Pixelle Transaction, return capital to stockholders and oversee the execution of Verso’s strategy so as to maximize value to all of our stockholders over the long-term.”

Dr. Beckler, Mr. Nebel and Ms. Taylor continued, “We also would like to extend our sincere appreciation and respect to Ms. Cholmondeley, who would have been a brilliant and productive member of our Board due to her impressive array of executive leadership roles in the paper industry and operational experience. In addition, we recognize Tim Lowe’s vast and extensive operating experience in the paper and pulp industry and that his voice in the boardroom would have been an inestimable contribution. Both Paula and Tim would be a valuable addition to any boardroom.”

The complete agreement between the Company and Atlas and Blue Wolf will be included as an exhibit to a Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission.

About Marvin Cooper

Marvin Cooper, previously served as the Chief Operating Officer and Executive Vice President of Domtar Corporation until his retirement in 2009. Previously, he served as Senior Vice President of Pulp, Paper, Containerboard Manufacturing and Engineering of Weyerhaeuser Co. from February 2002 to October 2006. Mr. Cooper’s responsibilities included the operation of Weyerhaeuser’s pulp, paper and containerboard mills, and overseeing the engineering operations. Before joining Weyerhaeuser, Mr. Cooper was with Willamette Industries for 22 years. Mr. Cooper served as an Executive Vice President of Willamette Industries Inc., Pulp and Paper Mills beginning in May 1997 until Willamette was acquired by Weyerhaeuser Co. in 2002. He served as Group Vice President, Pulp and Paper Mills from May 1996 to May 1997 and Division Vice President – Fine Paper Mills from May 1989 to May 1996. He also served as Regional Manager of Willamette from May 1982 to May 1989 and Mill Manager from May 1980 to May 1982. Mr. Cooper also served on the Board of Directors of Domtar Corporation from 2006 until 2009. Mr. Cooper received his Bachelor of Science in engineering from Virginia Polytechnic Institute and State University.

About Verso

Verso Corporation is the turn-to company for those looking to successfully navigate the complexities of paper sourcing and performance. A leading North American producer of specialty and graphic papers, packaging and pulp, Verso provides insightful solutions that help drive improved customer efficiency, productivity, brand awareness and business results. Verso's long-standing reputation for quality and reliability is directly tied to the Company’s vision to be a company with passion that is respected and trusted by all. Verso's passion is rooted in ethical business practices that demand safe workplaces for the Company’s employees and sustainable wood sourcing for the Company’s products. This passion, combined with the Company’s flexible manufacturing capabilities and an unmatched commitment to product performance, delivery and service, make Verso a preferred choice among commercial printers, paper merchants and brokers, converters, publishers and other end users. For more information, visit us online at versoco.com.

Atlas Holdings is an industrial holding company with a portfolio of 20 companies with aggregate annual revenues of approximately $5 billion, operating approximately 150 facilities and employing more than 18,000 people globally. Although we are engaged in a variety of industrial sectors, Atlas Holdings has been successfully investing in the pulp, paper and packaging industries since the Company’s formation in 1999, including specifically in the subsectors in which Verso participates — specialty paper, graphic paper, packaging paper and pulp. We generate profits for the Company’s investors by investing in underperforming businesses and unlocking the full potential of those companies over the long term. Atlas Holdings has a total of approximately $3.0 billion of committed capital under management, including $1.7 billion in its third investment fund.

Blue Wolf Capital Partners is a middle market private equity firm whose partners have decades of experience investing in and growing companies. Blue Wolf transforms companies strategically, operationally and collaboratively. Blue Wolf manages challenging situations and complex relationships between businesses, customers, employees, unions and regulators to build value for stakeholders. For over a decade Blue Wolf has been an active investor in pulp, paper and forest products companies with a highly successful track record. Blue Wolf has over $1.6 billion in committed capital.

Forward-Looking Statements

In this press release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or "Securities Act," and Section 21E of the Securities Exchange Act of 1934, as amended, or "Exchange Act." Forward-looking statements may be identified by the words "believe," "expect," "anticipate," "project," "plan," "estimate," "intend" and other similar expressions. They include, for example, statements relating to the Company’s business and operating outlook; assessment of market conditions; and the growth potential of the industry in which we operate. Forward-looking statements are based on currently available business, economic, financial and other information and reflect management's current beliefs, expectations and views with respect to future developments and their potential effects on us. Actual results could vary materially depending on risks and uncertainties that may affect the Company and the Company’s business. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the long-term structural decline and general softening of demand facing the paper industry; the Company’s exploration of strategic alternatives, including the possible sale or merger of the Company’s entire company or a material portion of the Company’s business and the Company’s ability to consummate any such strategic transactions, including the proposed sale of the Company’s Androscoggin Mill and Stevens Point Mill; the risk that the purchase agreement for the sale transaction would limit the Company’s ability to pursue other strategic alternatives to the sale transaction; the risk that the purchase agreement for the sale transaction might expose the Company to contingent liabilities; risks related to the Company’s ability to obtain stockholder approval for the sale transaction; the risk that the pending sale transaction could create unknown impacts on the Company’s future prospects; the risk that the amount of net proceeds that we would receive from the sale transaction is subject to uncertainties; the risk that stockholders are not guaranteed to receive any of the proceeds from the sale transaction; the risk that management could spend or invest the net proceeds from the sale transaction in ways against stockholders' wishes; the risk that some of the Company’s executive officers might have interests in the sale transaction that might be in addition to, or different from, stockholders' interests; the risk that the Company’s business following the sale transaction would be reduced and less diversified; the risk that we would be unable to compete with respect to certain specialty paper products for two years after the closing of the sale transaction; the risk that we may be unable to obtain governmental and regulatory approvals required for the sale transaction, or required governmental and regulatory approvals may delay the transaction or result in the imposition of conditions that could cause the parties to abandon the sale transaction; the risk that an event, change or other circumstances could give rise to the termination of the sale transaction; the risk that failure to consummate the sale transaction might materially and adversely affect the Company’s business, financial condition and results of operation; the risk that a condition to closing of the sale transaction may not be satisfied; the risk that we would be required to pay a termination fee or expense reimbursement if the purchase agreement for the sale transaction is terminated under specified circumstances, which might discourage third parties from submitting an alternative proposal; the timing to consummate the sale transaction; the risk that any announcement relating to the sale transaction could have adverse effects on the market price of the Company’s common stock; the risk of and the outcome of any pending or threatened litigation related to the sale transaction or the Annual Meeting; the risk of disruption from the sale transaction making it more difficult to maintain relationships with customers, employees or suppliers; the diversion of management time on transaction-related issues; the Company’s adoption of a limited duration stockholder rights plan and its ability to delay or discourage a merger, tender offer or change of control; developments in alternative media, which have and are expected to continue to adversely affect the demand for some of the Company’s key products, and the effectiveness of the Company’s responses to these developments; intense competition in the paper manufacturing industry; the Company’s dependence on a small number of customers for a significant portion of the Company’s business; any additional closure and other restructuring costs; the Company’s limited ability to control the pricing of the Company’s products or pass through increases in the Company’s costs to the Company’s customers; changes in the costs of raw materials and purchased energy; negative publicity, even if unjustified; any failure to comply with environmental or other laws or regulations, even if inadvertent; legal proceedings or disputes; any labor disputes; the Company’s ability to continue to execute and implement the Company’s strategic plan; the Company’s initiatives to improve the Company’s financial and operational performance and increase the Company’s growth and profitability; the Company’s future operational and financial performance; the future effect of the Company’s strategic plan on the Company’s probability, growth and stockholder return; and the potential risks and uncertainties described in Part I, Item 1A, "Risk Factors" of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, as amended, Part I, Item 2, "Management's Discussion and Analysis of Financial Condition and Results of Operations," Part II, Item 1A, "Risk Factors" of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, and "Risk Factors Relating to the Sale Proposal" of the Company’s definitive proxy statement filed with the SEC on December 30, 2019, as such disclosures may be amended, supplemented or superseded from time to time by other reports we file with the U.S. Securities and Exchange Commission (the “SEC”), including subsequent annual reports on Form 10-K and quarterly reports on Form 10-Q. We assume no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.

SOURCE Verso Corporation

Media Contacts:

Kathi Rowzie

Vice President, Communications and Public Affairs

(937) 528-3700

kathi.rowzie@versoco.com

or

Steve Frankel / Nick Lamplough / Ed Trissel

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

Atlas Media Contacts:

Prosek Partners

Andrew Merrill / Brian Schaffer / Josh Clarkson

646.818.9216 / 646.818.9229 / 646.818.9259

amerrill@prosek.com / bschaffer@prosek.com / jclarkson@prosek.com

Investor Contact:

(937) 528-3220

investor.relations@versoco.com

Additional Investor Contact:

Bob Marese

MacKenzie Partners, Inc.

212-929-5500